Filed pursuant to Rule 433

Issuer Free Writing Prospectus, dated September 9, 2021

Supplementing the Preliminary Prospectus Supplement, dated September 9, 2021

Registration No. 333-248776

QUANTA SERVICES, INC.

$500,000,000 0.950% Senior Notes due 2024 (the “2024 Notes”)

$500,000,000 2.350% Senior Notes due 2032 (the “2032 Notes”)

$500,000,000 3.050% Senior Notes due 2041 (the “2041 Notes” and,

together with the 2024 Notes and the 2032 Notes, the “Notes”)

Pricing Supplement dated September 9, 2021 (this “Pricing Supplement”) to the Preliminary Prospectus Supplement dated September 9, 2021 (the “Preliminary Prospectus Supplement”) of Quanta Services, Inc.

This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Supplement but not defined have the meanings given them in the Preliminary Prospectus Supplement.

	2024 Notes	2032 Notes	2041 Notes

Title of Security:	0.950% Senior Notes due 2024	2.350% Senior Notes due 2032	3.050% Senior Notes due 2041

Aggregate Principal Amount:	$500,000,000	$500,000,000	$500,000,000

Maturity Date:	October 1, 2024	January 15, 2032	October 1, 2041

Public Offering Price:	99.946%, plus accrued and unpaid interest, if any, from September 23, 2021	99.939%, plus accrued and unpaid interest, if any, from September 23, 2021	99.480%, plus accrued and unpaid interest, if any, from September 23, 2021

Coupon:	0.950%	2.350%	3.050%

Yield-to-Maturity:	0.968%	2.356%	3.085%

Spread to Benchmark Treasury:	+55 bps	+105 bps	+125 bps

Benchmark Treasury:	0.375% due August 15, 2024	1.250% due August 15, 2031	1.750% due August 15, 2041

Benchmark Treasury Price and Yield:	99-28 / 0.418%	99-15+ / 1.306%	98-19 / 1.835%

Optional Redemption:	Prior to October 1, 2022, make-whole call at T+ 10 bps. Par call on or after October 1, 2022.	Prior to October 15, 2031, make-whole call at T+ 20 bps. Par call on or after October 15, 2031.	Prior to April 1, 2041, make-whole call at T+ 20 bps. Par call on or after April 1, 2041.

CUSIP/ISIN Numbers:	CUSIP: 74762E AG7 ISIN: US74762EAG70	CUSIP: 74762E AH5 ISIN: US74762EAH53	CUSIP: 74762E AJ1 ISIN: US74762EAJ10

Terms Applicable to All Notes

Issuer:	Quanta Services, Inc.

Interest Payment Dates:	2024 Notes and 2041 Notes: April 1 and October 1 of each year, commencing April 1, 2022 2032 Notes: January 15 and July 15 of each year, commencing July 15, 2022

Record Dates:	2024 Notes and 2041 Notes: March 15 and September 15 2032 Notes: January 1 and July 1

Special Mandatory Redemption:	In the event that (x) the Blattner Acquisition is not consummated on or prior to June 30, 2022 or (y) the Merger Agreement is terminated without the Blattner Acquisition being consummated, the Issuer will be required to redeem all of the outstanding Notes at a redemption price equal to 101% of the aggregate principal amount of the applicable Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Change of Control Triggering Event:	101% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase

Gross Proceeds:	$1,496,825,000

Net Proceeds to Issuer Before Expenses:	$1,487,450,000

Ratings:*	Baa3/BBB- (Moody’s/S&P)

Trade Date:	September 9, 2021

Settlement Date:	September 23, 2021 (T+10). The Issuer expects that delivery of the Notes will be made to investors on or about September 23, 2021, which will be the tenth business day following the date of pricing the Notes (sumch settlement being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day before the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

Joint Book-Running Managers:	BofA Securities, Inc. Wells Fargo Securities, LLC J.P. Morgan Securities LLC PNC Capital Markets LLC Truist Securities, Inc.

Senior Co-Managers:	BBVA Securities Inc. BMO Capital Markets Corp. BNP Paribas Securities Corp. Citizens Capital Markets, Inc. MUFG Securities Americas Inc.

Co-Managers:	HSBC Securities (USA) Inc. U.S. Bancorp Investments, Inc.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Offering Format:	SEC Registered (Registration No. 333-248776)

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. No report of any rating agency is incorporated by reference herein

FREE WRITING PROSPECTUS LEGEND

QUANTA SERVICES, INC. HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS AND PRELIMINARY PROSPECTUS SUPPLEMENT) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT) IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS QUANTA SERVICES, INC. HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT QUANTA SERVICES, INC. AND THE OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, QUANTA SERVICES, INC., THE UNDERWRITERS OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AND APPLICABLE PROSPECTUS SUPPLEMENT IF YOU REQUEST THEM FROM: BOFA SECURITIES, INC., TOLL-FREE AT 1-800-294-1322 OR WELLS FARGO SECURITIES, LLC, TOLL-FREE AT 1-800-645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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